SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2005

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	1-10307	74-0704500
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On April 21, 2005, Imperial Sugar entered into a definitive agreement to sell its approximately 160-acre former refinery site (exclusive of its corporate headquarters building) in Sugar Land, Texas to Cherokee Sugar Land, LP, a joint venture between W. C. Perry Land Development, LP and Cherokee Investments Partners, LLC. The sales price for the former refinery site, which has a net book value of approximately $4.6 million, is $7 million, payable at closing. Such consideration anticipates that Cherokee will purchase a $5 million environmental insurance policy for the benefit of Imperial and standard indemnification for the seller. Imperial had previously announced a preliminary agreement with Cherokee Sugar Land, LP in February 2005.

The transaction is subject to the completion of normal due diligence, various regulatory approvals and certain other conditions, which are anticipated to be completed by the end of calendar 2005. The conditions to closing include the creation of certain tax-advantaged financing districts, which require state and local approval, to provide financing for a portion of the infrastructure costs associated with the redevelopment of the site. Additionally, Cherokee must negotiate a development agreement with the City of Sugar Land, Texas and complete the acquisition of a 640-acre tract owned by the State of Texas, which is adjacent to Imperial’s site.

A copy of the purchase and sale agreement is included in this filing as Exhibit 10.

Item 9.01 – Financial Statements & Exhibits

(c)	Exhibits

10.	Purchase and Sale Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: April 21, 2005	By:	/s/ H. P. Mechler
H. P. Mechler Senior Vice President and Chief Financial Officer